Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com
News Release

AMGEN’S 2013 REVENUES INCREASED 8 PERCENT

TO $18.7 BILLION AND ADJUSTED EARNINGS PER

SHARE (EPS) INCREASED 17 PERCENT TO $7.60

2013 GAAP EPS Were $6.64

2014 Revenues and Adjusted EPS Expected to be in the Range of

$19.2–$19.6 Billion and $7.90–$8.20, Respectively

THOUSAND OAKS, Calif. (Jan. 28, 2014) – Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year of 2013. Key results include:

•

For the fourth quarter, total revenues increased 13 percent to $5,011 million, with product sales growing at 11 percent. Adjusted EPS grew 30 percent to $1.82, with higher revenues, the end of the Enbrel® (etanercept) profit share, and a lower tax rate partially offset by increased Research & Development (R&D) investment. The fourth quarter includes results for Onyx Pharmaceuticals, Inc. (Onyx), which was acquired on Oct. 1, 2013.

•

For the full year, total revenues increased 8 percent to $18,676 million, with 9 percent product sales growth driven by strong performance across the portfolio. Adjusted EPS grew 17 percent to $7.60, with higher revenues and a lower tax rate partially offset by increased R&D investment.

•	GAAP EPS were $1.33 in the fourth quarter compared to $1.01 a year ago and $6.64 for the full year compared to $5.52 in 2012.

•	Free cash flow for the full year was $5.6 billion compared to $5.2 billion in 2012.

“Amgen delivered financially and strategically in 2013,” said Robert A. Bradway, chairman & chief executive officer. “We now have ten innovative development programs with registration-enabling data expected by 2016, six biosimilars in development and expanded presence in more than 75 countries. We are excited about our prospects for long-term growth.”

	Year-over-Year			Year-over-Year
$Millions, except EPS and percentages	Q4 ‘13	Q4 ‘12	YOY r	FY ‘13	FY ‘12	YOY r
Total Revenues	$5,011	$4,421	13%	$18,676	$17,265	8%
Adjusted Net Income	$1,391	$1,088	28%	$5,814	$5,119	14%
Adjusted EPS	$1.82	$1.40	30%	$7.60	$6.51	17%

GAAP Net Income	$1,021	$788	30%	$5,081	$4,345	17%
GAAP EPS	$1.33	$1.01	32%	$6.64	$5.52	20%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

Product Sales Performance

•	Total product sales increased 11 percent for the fourth quarter of 2013 versus the fourth quarter of 2012, and 9 percent for the full year driven by strong performance across the portfolio.

•	Combined Neulasta® (pegfilgrastim) and NEUPOGEN® (filgrastim) sales increased year-over-year by 8 percent for the fourth quarter and for the full year.

•	Global Neulasta sales increased 10 percent year-over-year for the fourth quarter and 7 percent for the full year driven mainly by price.

•

Global NEUPOGEN sales decreased 1 percent year-over-year for the fourth quarter. Sales increased 11 percent for the full year due to a $155 million order from the U.S. government that occurred in the third quarter of 2013.

•	ENBREL sales increased 3 percent year-over-year for the fourth quarter and 7 percent for the full year driven mainly by price.

•	Aranesp® (darbepoetin alfa) sales decreased 4 percent year-over-year for the fourth quarter and decreased 6 percent for the full year due mainly to lower unit demand.

•	EPOGEN® (epoetin alfa) sales increased 10 percent year-over-year for the fourth quarter driven by higher unit demand. Sales increased 1 percent for the full year.

•	Sensipar®/Mimpara® (cinacalcet) sales increased 20 percent year-over-year for the fourth quarter and 15 percent for the full year. Sales increases were driven by higher unit demand and price.

•

Combined sales of Vectibix® (panitumumab) and Nplate® (romiplostim) increased 16 percent year-over-year for the fourth quarter and increased 12 percent for the full year driven mainly by higher unit demand.

•	XGEVA® (denosumab) sales increased 33 percent year-over-year for the fourth quarter and increased 36 percent for the full year, driven by higher unit demand.

•	Prolia® (denosumab) sales increased 53 percent year-over-year for the fourth quarter and increased 58 percent for the full year, driven by higher unit demand.

•	Kyprolis® (carfilzomib) sales for the fourth quarter of 2013 were $73 million.

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4 ‘13			Q4 ‘12	YOY r
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta®/ NEUPOGEN®	$1,121	$286	$1,407	$1,306	8%
Neulasta®	870	228	1,098	994	10%
NEUPOGEN®	251	58	309	312	(1%)
Enbrel®	1,120	80	1,200	1,161	3%
Aranesp®	180	290	470	489	(4%)
EPOGEN®	525	0	525	479	10%
Sensipar® / Mimpara®	217	90	307	256	20%
Vectibix®	36	66	102	91	12%
Nplate®	66	54	120	101	19%
XGEVA®/ Prolia®	351	171	522	369	41%
XGEVA®	203	83	286	215	33%
Prolia®	148	88	236	154	53%
Kyprolis®	71	2	73	0	*
Other	0	73	73	85	(14%)

Total product sales	$3,687	$1,112	$4,799	$4,337	11%

$Millions, except percentages	FY ‘13			FY ‘12	YOY r
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta®/ NEUPOGEN®	$4,668	$1,122	$5,790	$5,352	8%
Neulasta®	3,499	893	4,392	4,092	7%
NEUPOGEN®	1,169	229	1,398	1,260	11%
Enbrel®	4,256	295	4,551	4,236	7%
Aranesp®	747	1,164	1,911	2,040	(6%)
EPOGEN®	1,953	0	1,953	1,941	1%
Sensipar® / Mimpara®	757	332	1,089	950	15%
Vectibix®	126	263	389	359	8%
Nplate®	241	186	427	368	16%
XGEVA®/ Prolia®	1,226	537	1,763	1,220	45%
XGEVA®	764	255	1,019	748	36%
Prolia®	462	282	744	472	58%
Kyprolis®	71	2	73	0	*
Other	0	246	246	173	42%

Total product sales	$14,045	$4,147	$18,192	$16,639	9%

*	Not meaningful

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

Operating Expense and Tax Rate Analysis, on an Adjusted Basis

•	Cost of Sales margin decreased 0.8 points in the fourth quarter of 2013 and 0.6 points for the full year.

•

R&D expenses increased 27 percent in the fourth quarter of 2013 and 19 percent for the full year, primarily in support of our later-stage clinical programs, including evolocumab (AMG 145) and Kyprolis.

•

Selling, General & Administrative (SG&A) expenses decreased 3 percent in the fourth quarter of 2013 driven primarily by the end of the ENBREL profit share with Pfizer on Oct. 31, which reduced expenses $129 million compared with the fourth quarter of 2012, offset partially by the addition of Onyx. For the full year, SG&A expenses increased 4 percent, driven primarily by the U.S. healthcare reform federal excise fee and the addition of Onyx.

$Millions, except percentages
On an Adjusted Basis	Q4 ‘13	Q4 ‘12	YOY r		FY ‘13	FY ‘12	YOY r

Cost of Sales	$770	$727	6%		$2,870	$2,735	5%
% of sales	16.0%	16.8%	(0.8	) pts.	15.8%	16.4%	(0.6	) pts.
% of sales (Excluding PR excise tax)	13.9%	14.7%	(0.8	) pts.	13.8%	14.4%	(0.6	) pts.
Research & Development	$1,168	$917	27%		$3,929	$3,296	19%
% of sales	24.3%	21.1%	3.2	pts.	21.6%	19.8%	1.8	pts.
Selling, General & Administrative	$1,306	$1,351	(3%)		$4,905	$4,717	4%
% of sales	27.2%	31.2%	(4.0	) pts.	27.0%	28.3%	(1.3	) pts.
TOTAL Operating Expenses	$3,244	$2,995	8%		$11,704	$10,748	9%
pts: percentage points
PR: Puerto Rico

•

Tax Rates for the fourth quarter and full year of 2013 reflect the favorable impacts of changes in the jurisdictional mix of income and expenses and the current year benefit from the federal R&D credit. The full year adjusted tax rate also benefited from the resolution of the Company’s federal income tax audit for tax years 2007-2009 and the retroactive extension of the 2012 federal R&D credit in the first quarter of 2013.

On an Adjusted Basis	Q4 ‘13	Q4 ‘12	YOY r		FY ‘13	FY ‘12	YOY r
Tax Rate	12.7%	16.1%	(3.4	) pts.	9.2%	15.9%	(6.7	) pts.
Tax Rate (Excluding PR excise tax credits)	16.9%	20.3%	(3.4	) pts.	13.6%	20.3%	(6.7	) pts.
pts: percentage points
PR: Puerto Rico

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

Cash Flow and Balance Sheet Discussion

•	The Company generated $1.6 billion of free cash flow in the fourth quarter of 2013. For the full year, free cash flow increased $0.4 billion to $5.6 billion.

•

The Company’s first quarter 2014 dividend of $0.61 per share declared on Dec. 13, 2013, will be paid on Mar. 7, 2014, to all stockholders of record as of the close of business on Feb. 13, 2014. This dividend represents a 30 percent increase from that paid in each of the previous four quarters.

•	The Company did not repurchase shares in the fourth quarter and has $1.6 billion remaining under its stock repurchase authorization.

$Billions, except shares	Q4 ‘13	Q4 ‘12	YOY r	FY ‘13	FY ‘12	YOY r
Operating Cash Flow	$1.8	$0.8	$1.0	$6.3	$5.9	$0.4
Capital Expenditures	0.2	0.2	0.0	0.7	0.7	0.0
Free Cash Flow	1.6	0.6	1.0	5.6	5.2	0.4
Dividends Paid	0.4	0.3	0.1	1.4	1.1	0.3
Cost of Shares Repurchased	0.0	1.2	(1.2)	0.8	4.7	(3.9)
Adjusted Avg. Diluted Shares (millions)	766	778	(12)	765	786	(21)

Cash and Investments*	22.8	24.1	(1.3)	22.8	24.1	(1.3)
Debt Outstanding	32.1	26.5	5.6	32.1	26.5	5.6
Stockholders’ Equity	22.1	19.1	3.0	22.1	19.1	3.0

*	Includes cash, cash equivalents and marketable securities, and long-term restricted investments. The impact of the Onyx acquisition in the fourth quarter of 2013 was $9.7 billion, net of Onyx’s cash and investments acquired. The Onyx acquisition was partially financed with $8.1 billion in bank debt.

Note: Numbers may not add due to rounding

2014 Guidance

For the full year 2014, the Company expects:

•

Total revenues to be in the range of $19.2 billion to $19.6 billion and adjusted EPS to be in the range of $7.90 to $8.20. This includes an $800 million incremental operating income contribution due to the end of the ENBREL profit share.

•

Adjusted tax rate to be in the range of 15 percent to 16 percent. This assumes the federal R&D credit will be extended for 2014 and also includes the impact of the foreign tax credit associated with the Puerto Rico excise tax. The Puerto Rico excise tax credit reduces the adjusted rate by three to four percentage points.

•	Capital expenditures to be approximately $800 million.

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

Fourth Quarter Product and Pipeline Update

Projected milestones for innovative late-stage clinical programs:

Clinical Program	Lead Indication	Milestone	Timing
Evolocumab	Dyslipidemia	Phase 3 data	Q1 2014
Ivabradine	Chronic heart failure	U.S. filing	H1 2014
Kyprolis®	Multiple myeloma	Phase 3 ASPIRE interim analysis* Phase 3 FOCUS data*	H1 2014
Talimogene laherparepvec	Metastatic melanoma	Phase 3 data*†	H1 2014
Blinatumomab	Relapsed/refractory ALL	Phase 2 data	H1 2014
Trebananib	Recurrent ovarian cancer	Phase 3 data*†	H2 2014
Velcalcetide (AMG 416)	Secondary hyperparathyroidism	Phase 3 data	H2 2014
Brodalumab**	Psoriasis	Phase 3 data	2014
Romosozumab***	Postmenopausal osteoporosis	Phase 3 data	H1 2016
Rilotumumab	Gastric Cancer	Phase 3 data*	2016

*	Event driven studies
†	Overall survival (secondary endpoint)
**	Developed in collaboration with AstraZeneca/MedImmune
***	Developed in collaboration with UCB
ALL	= acute lymphoblastic leukemia

The company provided the following information on selected clinical programs:

Evolocumab:

•

The Company discussed pivotal data received from four Phase 3 lipid lowering studies in subjects with elevated LDL cholesterol and continues to expect the results from a fifth Phase 3 study in the first quarter of 2014.

Romosozumab:

•	The Company discussed that it has increased the sample size and completed enrollment in its Phase 3 placebo-controlled registrational study in women with postmenopausal osteoporosis.

Blinatumomab:

•	The Company discussed the recent initiation of a Phase 3 study in patients with relapsed/refractory B-precursor ALL.

Biosimilars:

•	The Company announced that it has commenced a pivotal study for its biosimilar Avastin® (bevacizumab), the third Amgen biosimilar to enter a pivotal trial.

•	The Company announced that enrollment has resumed for its pivotal study for biosimilar Herceptin® (trastuzumab).

Note: Avastin® and Herceptin® are products of Genentech/Roche.

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

Non-GAAP Financial Measures

The Adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures included above for the three and twelve months ended Dec. 31, 2013 and 2012 exclude, for the applicable periods, certain expenses related to acquisitions, cost-savings initiatives and certain other adjustments, as applicable. These adjustments and other items are presented on the attached reconciliations.

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis and Free Cash Flow which is a non-GAAP financial measure for the three and twelve months ended Dec. 31, 2013 and 2012. In addition, management has presented its full year 2014 EPS and tax rate guidance in accordance with GAAP and on an “adjusted” (or non-GAAP) basis. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be the world’s largest independent biotechnology company, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2012, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our efforts to integrate the operations of companies we have acquired may not be successful. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

###

CONTACT: Amgen, Thousand Oaks

Ashleigh Koss, 805-313-6151 (media)

Arvind Sood, 805-447-1060 (investors)

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
Revenues:
Product sales	$4,799	$4,337	$18,192	$16,639
Other revenues	212	84	484	626

Total revenues	5,011	4,421	18,676	17,265

Operating expenses:
Cost of sales	1,029	922	3,346	3,199
Research and development	1,249	938	4,083	3,380
Selling, general and administrative	1,521	1,373	5,184	4,814
Other	25	100	196	295

Total operating expenses	3,824	3,333	12,809	11,688

Operating income	1,187	1,088	5,867	5,577
Interest expense, net	261	291	1,022	1,053
Interest and other income, net	88	126	420	485

Income before income taxes	1,014	923	5,265	5,009
Provision for income taxes	(7)	135	184	664

Net income	$1,021	$788	$5,081	$4,345

Earnings per share:
Basic	$1.35	$1.03	$6.75	$5.61
Diluted	$1.33	$1.01	$6.64	$5.52
Average shares used in calculation of earnings per share:
Basic	754	763	753	775
Diluted	766	778	765	787

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash, cash equivalents and marketable securities	$19,401	$24,061
Trade receivables, net	2,697	2,518
Inventories	3,019	2,744
Other current assets	2,250	1,886

Total current assets	27,367	31,209
Property, plant and equipment, net	5,349	5,326
Intangible assets, net	13,262	3,968
Goodwill	14,968	12,662
Restricted investments	3,413	—
Other assets	1,766	1,133

Total assets	$66,125	$54,298

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,442	$5,696
Current portion of long-term debt	2,505	2,495

Total current liabilities	7,947	8,191
Long-term debt	29,623	24,034
Other noncurrent liabilities	6,459	3,013
Stockholders’ equity	22,096	19,060

Total liabilities and stockholders’ equity	$66,125	$54,298

Shares outstanding	755	756

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
GAAP cost of sales	$1,029	$922	$3,346	$3,199
Adjustments to cost of sales:
Stock option expense (a)	(3)	(3)	(9)	(12)
Acquisition-related expenses (b)	(256)	(74)	(467)	(292)
Certain charges pursuant to our efforts to improve cost efficiencies in our operations related to accelerated depreciation of certain manufacturing facilities	—	(118)	—	(160)

Total adjustments to cost of sales	(259)	(195)	(476)	(464)

Adjusted cost of sales	$770	$727	$2,870	$2,735

GAAP research and development expenses	$1,249	$938	$4,083	$3,380
Adjustments to research and development expenses:
Stock option expense (a)	(2)	(5)	(12)	(22)
Acquisition-related expenses (c)	(79)	(16)	(142)	(50)
Certain charges pursuant to our efforts to improve cost efficiencies in our operations related to a lease abandonment	—	—	—	(12)

Total adjustments to research and development expenses	(81)	(21)	(154)	(84)

Adjusted research and development expenses	$1,168	$917	$3,929	$3,296

GAAP selling, general and administrative expenses	$1,521	$1,373	$5,184	$4,814
Adjustments to selling, general and administrative expenses:
Stock option expense (a)	(3)	(5)	(13)	(25)
Acquisition-related expenses (d)	(212)	(17)	(266)	(72)

Total adjustments to selling, general and administrative expenses	(215)	(22)	(279)	(97)

Adjusted selling, general and administrative expenses	$1,306	$1,351	$4,905	$4,717

GAAP operating expenses	$3,824	$3,333	$12,809	$11,688
Adjustments to operating expenses:
Adjustments to cost of sales	(259)	(195)	(476)	(464)
Adjustments to research and development expenses	(81)	(21)	(154)	(84)
Adjustments to selling, general and administrative expenses	(215)	(22)	(279)	(97)
Expense resulting from changes in the estimated fair values of the contingent consideration obligations related to a prior year business combination	(2)	(26)	(113)	(31)
Acquisition-related expenses (e)	2	(6)	2	(25)
Certain charges pursuant to our efforts to improve cost efficiencies in our operations (f)	(25)	(69)	(71)	(175)
Benefit/(Expense) related to various legal proceedings	—	1	(14)	(64)

Total adjustments to operating expenses	(580)	(338)	(1,105)	(940)

Adjusted operating expenses	$3,244	$2,995	$11,704	$10,748

GAAP income before income taxes	$1,014	$923	$5,265	$5,009
Adjustments to income before income taxes:
Adjustments to operating expenses	580	338	1,105	940
Non-cash interest expense associated with our convertible notes	—	36	12	140
Bridge financing costs associated with the Onyx business combination	—	—	22	—

Total adjustments to income before income taxes	580	374	1,139	1,080

Adjusted income before income taxes	$1,594	$1,297	$6,404	$6,089

GAAP provision for income taxes	$(7)	$135	$184	$664
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (g)	228	97	376	329
Other income tax adjustments (h)	(18)	(23)	30	(23)

Total adjustments to provision for income taxes	210	74	406	306

Adjusted provision for income taxes	$203	$209	$590	$970

GAAP net income	$1,021	$788	$5,081	$4,345
Adjustments to net income:
Adjustments to income before income taxes, net of the tax effect of the above adjustments	352	277	763	751
Other income tax adjustments (h)	18	23	(30)	23

Total adjustments to net income	370	300	733	774

Adjusted net income	$1,391	$1,088	$5,814	$5,119

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method.

“Adjusted” EPS presented below excludes stock option expense:

	Three months ended December 31, 2013		Three months ended December 31, 2012
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,021	$1,391	$788	$1,088

Shares (Denominator):
Weighted-average shares for basic EPS	754	754	763	763
Effect of dilutive securities*	12	12	15	15

Weighted-average shares for diluted EPS	766	766	778	778

Diluted EPS	$1.33	$1.82	$1.01	$1.40

	Year ended December 31, 2013		Year ended December 31, 2012
	GAAP	“Adjusted”	GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$5,081	$5,814	$4,345	$5,119

Shares (Denominator):
Weighted-average shares for basic EPS	753	753	775	775
Effect of dilutive securities*	12	12	12	11

Weighted-average shares for diluted EPS	765	765	787	786

Diluted EPS	$6.64	$7.60	$5.52	$6.51

*	Dilutive securities used to compute “Adjusted” diluted EPS were computed assuming that we do not expense stock options.

(a)	For the three months and year ended December 31, 2013, the total pre-tax expense for employee stock options was $8 million and $34 million, respectively, compared with $13 million and $59 million for the corresponding periods of the prior year.

“Adjusted” diluted EPS including the impact of stock option expense were as follows:

	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
“Adjusted” diluted EPS, excluding stock option expense	$1.82	$1.40	$7.60	$6.51
Impact of stock option expense (net of tax)	(0.01)	(0.01)	(0.03)	(0.06)

“Adjusted” diluted EPS, including stock option expense	$1.81	$1.39	$7.57	$6.45

(b)	The adjustments related primarily to non-cash amortization of developed product technology rights acquired in business combinations, including $176 million in 2013 related to Onyx.
(c)	For the three months ended December 31, 2013, the adjustments related primarily to charges associated with the Onyx business combination, which included the acceleration of Onyx unvested equity compensation (Onyx equity compensation). The three months and year ended December 31, 2013, also included adjustments related primarily to non-cash amortization of intangible assets acquired in prior year business combinations. The adjustments in 2012 related primarily to non-cash amortization of intangible assets as well as retention and severance expenses.
(d)	The adjustments in 2013 related primarily to the Onyx equity compensation. Both 2013 and 2012 included non-cash amortization of intangible assets acquired in prior year business combinations as well as business combination transaction costs.
(e)	The adjustments in 2012 related primarily to the write-off of a non-key intangible asset acquired in a prior year business combination.
(f)	The adjustments in 2013 and the three months ended December 31, 2012, related primarily to severance expenses. For the year ended December 31, 2012, the adjustments related primarily to severance expenses and lease abandonment costs.
(g)	The tax effect of the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the expenses are incurred or the asset is located and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months and year ended December 31, 2013, were 39.3% and 33.0%, respectively, compared with 25.9% and 30.5% for the corresponding periods of the prior year.
(h)	For the three months ended December 31, 2013, the adjustments related primarily to certain prior period items excluded from adjusted earnings. For the year ended December 31, 2013, the adjustments related to resolving certain non-routine transfer-pricing and acquisition-related issues with tax authorities as well as the impact related to certain prior period items excluded from adjusted earnings. The adjustments in 2012 related to certain prior period items excluded from adjusted earnings.

Note: The 2012 expenses related to amortization of certain acquired intangible assets within operating expenses have been reclassified to conform to the current year presentation.

2013 Revenues Increased 8 Percent to $18.7 Billion and Adjusted Earnings

Per Share Increased 17 Percent to $7.60

Amgen Inc.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
Cash Flows from Operations	$1,835	$812	$6,291	$5,882
Capital Expenditures	(201)	(200)	(693)	(689)

Free Cash Flow	$1,634	$612	$5,598	$5,193

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2014

(Unaudited)

			2014
GAAP diluted EPS guidance			$6.89	-	$7.19
Known adjustments to arrive at “Adjusted” earnings*:
Acquisition-related expenses	(a	)		1.00
Stock option expense				0.01

“Adjusted” diluted EPS guidance			$7.90	-	$8.20

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.56 per share in the aggregate.
(a)	To exclude acquisition-related expenses related primarily to non-cash amortization of intangible assets acquired in prior year business combinations.

Reconciliation of GAAP EPS Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2014

(Unaudited)

	2014
GAAP tax rate guidance	11%	-	12%
Tax rate effect of known adjustments discussed above		4%

“Adjusted” tax rate guidance	15%	-	16%